SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                         FORM S-8

                  REGISTRATION STATEMENT

                          Under

                THE SECURITIES ACT OF 1933

            STANDARD MICROSYSTEMS CORPORATION
 (Exact name of registrant as specified in its charter)

          Delaware                            11-2234952
(State or other jurisdiction of             (IRS Employer
 incorporation or organization)          Identification No.)

      80 Arkay Drive
    Hauppauge, New York                         11788
(Address of Principal Executive Offices)     (Zip Code)

             1994 DIRECTOR STOCK OPTION PLAN
                 (Full title of the plan)

                   Harold I. Kahen, Esq.
                       Loeb and Loeb
                      345 Park Avenue
                  New York, New York 10154
          (Name and address of agent for service)

           Telephone number, including area code,
           of agent for service:  (212) 407-4880

                           Proposed    Proposed
Title of                   maximum     maximum
Securities     Amount      offering    aggregate   Amount of
to be          to be       price       offering    registration
Registered     registered  per share   price       fee

Common Stock,   16,750(1)  $15.25     $  255,438  $   88.08
par value       22,250(1)   15.63        347,768     119.92
$.10           131,165(1)   16.13     $2,115,692     729.55
per share      829,835(2)  $10.625    $8,816,997  $3,040.34
                                                  ---------
                                           Total: $3,977.89
- ---------------------
(1) Represents shares issuable upon exercise of options previously granted.

(2) Represents shares issuable upon exercise of options available for grant under the 1994 Director Stock Option Plan. Registration fee with respect to such shares has been computed based upon the average of the high and low prices of the Common Stock on July 26, 1996, as reported in the consolidated reporting system.

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          There is incorporated herein by this reference thereto and made a part hereof the documents listed in clauses (a), (b) and (c) below and all documents subse-quently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, which shall be deemed to be incorporated by this reference in this registration statement and to be a part hereof from the date of filing of such documents.

          (a) The registrant's annual report on Form 10-K for the year ended February 29, 1996.

          (b)  The registrant's quarterly report on Form
10-Q for the quarter ended May 31, 1996.

          (c) The description of the class of securities offered contained in the registrant's Registration Statement on Form 8-A, filed September 21, 1973, and Registration Statement on Form 8-A, filed January 12, 1989, File No. 0-7422.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power to indemnify any person sued as a director, officer, employee or agent of the corporation, or of another corpora-tion if serving as such at the request of the indemnifying corporation, in non-derivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the indemnifying corporation. In the case of criminal actions and proceedings, such person must also have had no reasonable cause to believe his conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the indemnifying corpora-tion and so long as he had not been found liable to the indemnifying corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

          The registrant's By-laws include the indemnifi-cation provisions excerpted below:

     4. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful....

          (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partner-ship, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reason-ably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant maintains directors' and officers' liability insurance for all its directors and officers.

Item 8.   EXHIBITS

          There are filed as a part of this registration statement, the exhibits listed in the Exhibit Index.

Item 9.   UNDERTAKINGS

          (a)  The undersigned registrant hereby undertakes:

               (1)  To file, during any period in which
offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)  To remove from registration by means of
a post-effective amendment any of the securities being offered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York on this 22nd day of July 1996.


                         STANDARD MICROSYSTEMS CORPORATION
                         (Registrant)



                         By:    ANTHONY M. D'AGOSTINO
                                ANTHONY M. D'AGOSTINO
                                Senior Vice President--Finance
                                  and Treasurer
                                (Principal Financial Officer)



Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature and Title                     Date



PAUL RICHMAN                            July 22, 1996
Paul Richman
Chairman, Chief Executive
Officer and Director
(Principal Executive
Officer)



ERIC NOWLING                            July 22, 1996
Eric Nowling
Vice President and
Controller (Principal
Accounting Officer)

EVELYN BEREZIN                          July 22, 1996
Evelyn Berezin
Director


JAMES R. BERRETT                        July 22, 1996
James R. Berrett
Director


ROBERT M. BRILL                         July 22, 1996
Robert M. Brill
Director


PETER F. DICKS                          July 22, 1996
Peter F. Dicks
Director


KATHLEEN B. EARLEY                      July 22, 1996
Kathleen B. Earley
Director


HERMAN FIALKOV                          July 22, 1996
Herman Fialkov
Director



IVAN T. FRISCH                          July 22, 1996
Ivan T. Frisch
Director

                       EXHIBIT INDEX


Location/
Incorporated by      Exhibit
Reference to:          No.             Exhibit

      (1)               5              Opinion of
                                       Loeb and Loeb
                                       as to legality
                                       of securities
                                       being
                                       registered

      (1)               23.1           Consent of
                                       Arthur
                                       Andersen & Co.

      (2)               23.2           Consent of
                                       Loeb & Loeb LLP

Incorporated by         99.1           1996 Stock
reference to Exhibit                   Option Plan
A to registrant's
proxy statement
dated June 21, 1996
(File No. 0-7422)

- -------------------------
(1)   Filed herewith

(2)   Included in Exhibit 5